EXHIBIT 10.4
JOINT POWERS AND PARTICIPATION AGREEMENT
PROVIDING FOR A LOAN TO
GRANITE FALLS ENERGY, LLC
     THIS AGREEMENT is entered into as of the 1st day of February, 2006, by and among the Granite Falls Economic Development Authority (“EDA”), the City of Granite Falls, Minnesota (the “City”), The Western Minnesota Revolving Loan Fund, a Minnesota nonprofit corporation (the “Western MN RLF”) and Chippewa County, Minnesota (the “County”) (collectively, the “Parties”, or individually, a “Party”). Each of the foregoing entities, other than the Western MN RLF, is a political subdivision of, or instrumentality of a political subdivision of, the State of Minnesota and a governmental unit within the meaning of Minnesota Statutes, Section 471.59 (the “Joint Powers Act”).
     1. The Joint Powers Act provides that two or more governmental units, by agreement entered into through action of their governing bodies, may jointly or cooperatively exercise any power common to the contracting parties, and may provide for the exercise of such power by one of the participating governmental units.
     2. On October 4, 2004, the EDA adopted a Redevelopment Plan (the “Redevelopment Plan”) pursuant to Minnesota Statutes, Sections 469.001 through 469.047 (the “HRA Law”) in connection with the acquisition, construction and equipping of an approximately 40,000,000 gallon per year dry mill ethanol production plant in the City (the “Project”).
     3. Pursuant to Minnesota Statutes, Section 469.041, for the purpose of aiding and cooperating in the planning, undertaking, construction or operation of a redevelopment project, any state public body, including the City, the EDA and the County, may upon the terms, with or without consideration, as it may be determined: (1) do any and all things necessary or convenient to aid and cooperate in the planning, undertaking, construction or operation of a redevelopment project; (2) incur the entire expense of any public improvement made by it in exercising the powers granted in the HRA Law; (3) enter into agreements with an authority respecting action to be taken by the state public body pursuant to any of the powers granted by the HRA Law; and (4) furnish funds available to it from any source, including the proceeds of bonds, to an authority to pay all or part of the costs to the authority of the activities authorized by the HRA Law.
     4. The Western MN RLF has the power to enter into this Agreement, to make loans and to carry out its obligations hereunder.
     5. Granite Falls Energy, LLC, a Minnesota limited liability company, (the “Developer”) has proposed that the Parties enter into this Agreement pursuant to Minnesota Statutes, Section 469.041 to (1) provide for a loan to the Developer in the aggregate principal amount of $700,000 (the “Loan”) to finance the acquisition of certain equipment in connection with the Project (the “Equipment”) and pay certain engineering and administrative expenses, (2) to authorize the City to enter into a Loan Agreement with the Developer and (3) to provide for the allocation of security for the Loan and Loan Repayments from the Developer to the Parties.

     6. The County, the Western MN RLF and the EDA hereby request and authorize the City to enter into a Loan Agreement with the Developer on their behalf in connection with the Project and the Equipment. The County, the Western MN RLF and the EDA further request and authorize the City to secure the repayment of the Loan with a second lien mortgage in the real property on which the Developer is constructing the Project (the “Mortgaged Property”) pursuant to a Statutory Mortgage from the Developer to the City (the “Mortgage”) and to disburse and administer the Loan and enforce the terms of the Loan Agreement and the Mortgage in accordance with the terms thereof and take such further actions and assert such further rights under the Loan Agreement, the Mortgage or any document relative thereto as the City in its reasonable judgment deems appropriate.
     7. The County agrees to deposit the proceeds of a loan from the County in the amount of $100,000 pursuant to the Redevelopment Plan and Minnesota Statutes, Section 469.041 (the “County Loan”) with the City to be disbursed and administered pursuant to the Loan Agreement.
     8. The Western MN RLF agrees to deposit the proceeds of a loan from its Revolving Loan Fund program in the amount of $100,000 with the City to be disbursed and administered pursuant to the Loan Agreement (the “Western Minnesota RLF Loan”).
     9. The City agrees to disburse the proceeds of a loan received from the Minnesota Department of Employment and Economic Development through the Minnesota Investment Fund program in the amount of $500,000 pursuant to the Redevelopment Plan and pursuant to the Loan Agreement (the “MIF Loan”).
     10. Payments received by the City from the Developer pursuant to Section 3.2(5) of the Loan Agreement (the “Loan Repayments”) shall allocated to the County, the Western MN RLF and the City within 10 days of receipt in the amounts set forth therein for the repayment of the County Loan, the Western Minnesota RLF Loan and the MIF Loan.
     11. The County, the Western MN RLF and the EDA hereby request and authorize the City to enter into a Subordination Agreement with the Developer and First National Bank of Omaha and agree that its terms apply equally to the County Loan, the Western Minnesota RLF Loan and the MIF Loan.
     12. In the event Loan Repayments received by the City from the Developer pursuant to Section 3.2(5) of the Loan Agreement are insufficient to make payments with respect to the County Loan, the MIF Loan and the Western Minnesota RLF Loan in the amounts set forth in Section 3.2(5), the City shall apply such Loan Repayments pro rata in accordance with the outstanding principal balance of each of the County Loan, the MIF Loan and the Western Minnesota RLF Loan.
     13. In the event the City receives a partial prepayment from the Developer pursuant to Section 3.5 of the Loan Agreement, the City shall apply such prepayment pro rata in accordance with the outstanding principal balance of each of the County Loan, the MIF Loan and the Western Minnesota RLF Loan.

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     14. In the event of a declaration of default under the Loan Agreement or the acceleration or demand for payment of the Loan, or of any foreclosure, sale, or other disposition or liquidation of the Mortgaged Property, all money collected or received by the City on account of the Loan or otherwise owed by the Developer shall be applied to the payment of all proper costs incurred in the collection thereof (including expenses and disbursements of the Parties and their counsel and including attorneys’ fees, including any extraordinary administrative fees of the Parties) pro rata in accordance with the amount of such costs, and the balance of such money shall be applied pro rata in accordance with the outstanding principal balance of each of the County Loan, the MIF Loan and the Western Minnesota RLF Loan.
     15. This Agreement shall terminate upon the payment in full of the County Loan, the MIF Loan and the Western Minnesota RLF Loan, and this Agreement may not be terminated in advance of such payment.

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

GRANITE FALLS ECONOMIC DEVELOPMENT AUTHORITY

By	/s/ Mark Henderson

Mark Henderson, Chair

By	/s/ Dick Wambeke

Dick Wambeke, Secretary
SIGNATURE PAGE TO JOINT POWERS AGREEMENT

CITY OF GRANITE FALLS, MINNESOTA

By	/s/ Dave Smiglewski

Dave Smiglewski, Mayor

By	/s/ William Lavin

Bill Lavin, City Manager
SIGNATURE PAGE TO JOINT POWERS AGREEMENT

CHIPPEWA COUNTY, MINNESOTA

By	/s/ Kenneth Koenen

Kenneth Koenen, Chair

By	/s/ Jon Clauson

Jon Clauson, Auditor/Treasurer
SIGNATURE PAGE TO JOINT POWERS AGREEMENT

THE WESTERN MINNESOTA REVOLVING LOAN FUND

By	/s/ Richard Hanson

Richard Hanson, Chair

ATTEST:

By	/s/ Ryan Krosch

Ryan Krosch, Director
SIGNATURE PAGE TO JOINT POWERS AGREEMENT

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